Exhibit 10.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (this “Agreement”) is made as of December 8, 2015 and entered into by and among FOX CHASE BANCORP, INC. (“Bancorp”), the holding company for FOX CHASE BANK, a Pennsylvania state-chartered savings bank and a wholly-owned subsidiary of Bancorp (“Bank” and, together with Bancorp, “Employer”), UNIVEST CORPORATION OF PENNSYLVANIA, a Pennsylvania corporation (“Univest”), and Thomas M. Petro (“Executive”).

Background

WHEREAS, Bancorp desires to enter into that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of December 8, 2015 with Univest, pursuant to which Bancorp will merge with and into Univest with Univest as the surviving corporation (the “Merger”);

WHEREAS, Executive, Bancorp and Bank are parties to that certain Executive Employment Agreement dated as of October 1, 2015, (the “Existing Employment Agreement”);

WHEREAS, Univest requires, as an essential condition and inducement to its execution and delivery to Bancorp of the Merger Agreement, that Executive execute and deliver to Bancorp and Bank this Agreement; and

WHEREAS, Executive and Employer expressly acknowledge that Univest and its affiliates are intended third-party beneficiaries of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, Employer and Executive agree as follows:

1.                                      Incorporation of Background; Defined Terms. The Background provisions set forth above (including, without limitation, all defined terms set forth therein) are hereby incorporated by reference into this Agreement and made a part hereof as if set forth in their entirety in this Section 1.

2.                                      Payments and Benefits. Upon the occurrence of the Effective Time (as defined in the Merger Agreement) and the consummation of the Merger, Employer shall, subject to the limitations of Section 8 hereof, make the payments and provide the benefits specified to Executive on Exhibit A hereto in immediately available funds to an account designated by Executive in writing. Executive acknowledges that, except as specifically and expressly set forth in this Agreement and on Exhibit A hereto, Employer does not have and will not have any obligation to provide Executive at any time in the future with any payments, benefits or considerations, except for COBRA and any payments or benefits due under tax-qualified retirement plans, deferred compensation plans and equity incentive plans sponsored or maintained by Employer.

3.                                      Termination of Agreements and Plans. As of the Effective Time, except for this Agreement or as otherwise expressly provided in this Agreement: (a) the Existing Employment Agreement) shall be terminated and of no further force or effect, and Employer and its subsidiaries and affiliates shall have no continuing obligation to make any payment or to provide any benefit to Executive under such agreement.

4.                                      Indemnification. Notwithstanding the foregoing, nothing contained herein shall be deemed a waiver by Executive of any rights Executive may have to indemnification and other benefits under Section 7.11 of the Merger Agreement.

5.                                      Tax Reporting. Employer shall issue one or more Forms W-2 concerning wages, including, without limitation, any and all salary, overtime, commissions, bonuses, severance, and taxable benefits paid or provided between the date hereof and the Effective Time, including payments contemplated in Exhibit A. All wages and taxable benefits paid or provided by Employer to Executive between the date hereof and the Effective Time will be paid or provided in accordance with Employer’s regular practices, including being subject to applicable tax withholding.

6.                                      Effect on Existing Agreement. Between the date of this Agreement and the Effective Time, this Agreement shall be deemed to amend and/or supplement the rights and obligations of the parties under the Existing Employment Agreement to the extent contemplated herein. In the event of any conflict between the terms of this Agreement and the terms of the Existing Employment Agreement, this Agreement shall control. If the Effective Time does not occur on or prior to December 31, 2016, this Agreement shall expire and be of no further effect or consequence, and the terms of the Existing Employment Agreement shall be reinstated.

7.                                      Tax Issues. The Executive acknowledges that neither Corporation nor Bank have provided advice regarding the taxation or tax reporting of payments made pursuant to this Agreement.

8.                                      Code 280G Limitation. Notwithstanding the provisions of Section 2 and Exhibit A hereof, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said sections (the “Termination Benefits”) when combined with any other payments or benefits that constitute parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended, constitute an “excess parachute payment” under Code Section 280G, and in order to avoid such result, Termination Benefits shall be reduced, if necessary, to an amount, the value of which is one dollar ($1.00) less than an amount equal to the maximum amount allowable as a deduction by the Corporation or the Bank, as determined in accordance with said Code Section 280G.

9.                                      Applicable Law; Consent to Jurisdiction; Etc. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflict of laws. Any legal action, suit or proceeding arising out of or relating to this Agreement will be instituted in the U.S. District Court for the Eastern District of Pennsylvania, in Philadelphia, Pennsylvania, and each party (a) irrevocably waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding and any claims that such action, suit or proceeding has been brought in an inconvenient forum, and (b) irrevocably submits to the exclusive jurisdiction of such court. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided herein. The Employer and Executive acknowledge that their agreement to have Pennsylvania law govern this Agreement was made because Executive resides in the Commonwealth of Pennsylvania, which is a valid and legitimate reason for such agreement.

10.                               Construction. Each party to this Agreement had full opportunity to negotiate all terms and language of this Agreement, and this Agreement and all of its terms shall be construed as if drawn by both parties and not against either as the drafter.

11.                               Entire Agreement. This Agreement sets forth the entire agreement between the parties and fully supersedes any and all written or oral contracts, agreements or understandings between the parties pertaining to the subject matter hereof except as expressly contemplated hereby.

12.                               Severability. If any of the provisions of, or covenants contained in, this Agreement are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the validity or enforceability of the remaining provisions and covenants in such jurisdiction or any provision or covenant of this Agreement in any other jurisdiction. If any of the provisions of or covenants contained in this Agreement are held to be unenforceable in any jurisdiction because of the duration and/or scope (whether geographic or otherwise) thereof, such provision shall be deemed to be reduced to the maximum duration and/or scope permitted in such jurisdiction; provided, however, that such reduction shall not affect the enforceability of this Agreement in any other jurisdiction.

13.                               Amendment; Waiver. This Agreement shall not be amended or modified except by written instrument executed by or on behalf of Executive, Employer and Univest. Employer shall not waive the performance by or compliance with any provision of this Agreement by Executive without the express written consent of Univest. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or covenant herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

14.                               Required Regulatory Provisions. Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Employer, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. Section 1828(k), and any regulations promulgated thereunder.

15.                               Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefits of the parties hereto and the respective successors and assigns of Employer and Univest. Executive may not assign, delegate or otherwise transfer any of his rights or obligations under this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Settlement Agreement.

FOX CHASE BANCORP, INC.

/s/ Thomas M. Petro	By:	/s/ Jerry D. Holbrook
THOMAS M. PETRO Date 12/8/15	Name: Jerry D. Holbrook Date 12/8/15
Title: Executive Vice President and Chief
Operating Officer

FOX CHASE BANK

	By:	/s/ Jerry D. Holbrook
Name: Jerry D. Holbrook Date 12/8/15
Title: Executive Vice President and Chief
Operating Officer

UNIVEST CORPORATION OF PENNSYLVANIA

	By:	/s/ Jeffrey M. Schweitzer
Name: Jeffrey M. Schweitzer Date 12/8/15
Title: President and Chief Executive Officer

Exhibit A

1.                                      Payment to be made at the Effective Time: $2,289,177.06